                                                                     Exhibit 2.1



                  MASTER SEPARATION AND DISTRIBUTION AGREEMENT


                                 by and between


                      TRANSACTION SYSTEMS ARCHITECTS, INC.


                                      and


                          INSESSION TECHNOLOGIES, INC.



                     Effective as of _______________, 2000

1.   Definitions..........................................................   2
2.   Separation...........................................................   6
2.1  Separation Date......................................................   6
2.2  Closing of Transactions..............................................   6
2.3  Exchange of Secretary's Certificates.................................   7
3.   Documents and Items to be Delivered on the Separation Date...........   7
3.1  Documents to Be Delivered by TSAI....................................   7
3.2  Documents to Be Delivered by Insession...............................   8
4.   The IPO, Actions Pending the IPO and Option Grant....................   8
4.1  Transactions Prior to the IPO........................................   8
4.2  Cooperation..........................................................   9
4.3  Conditions Precedent to Consummation of the IPO......................   9
5.   The Distribution.....................................................  11
5.1  The Distribution.....................................................  11
5.2  Actions Prior to the Distribution....................................  12
5.3  Sole Discretion of TSAI..............................................  12
5.4  Conditions Precedent to Distribution.................................  13
5.5  Fractional Shares....................................................  13
6.   Covenants and Other Matters..........................................  14
6.2  Other Agreements.....................................................  18
6.3  Further Instruments..................................................  18
6.4  Agreement for Exchange of Information................................  19
6.5  Auditors and Audits; Annual and Quarterly Statements and Accounting..  20
6.6  Notice of Change in Accounting Principles............................  22
6.7  Consistency with Past Practices......................................  22
6.8  Payment of Expenses..................................................  22
6.9  Foreign Subsidiaries.................................................  23
6.10 Dispute Resolution...................................................  23
6.11 Governmental Approvals...............................................  24
6.12 No Representation or Warranty........................................  24
6.13 Non-Solicitation of Employees........................................  25
6.14 Employee Agreements..................................................  25
6.15 Cooperation in Obtaining New Agreements..............................  27

6.16 Property Damage to Insession Assets Prior to the Separation Date.....  27
6.17 Use of Supplies and Promotional Materials............................  28
7.   Miscellaneous........................................................  28
7.1  Limitation of Liability..............................................  28
7.2  Entire Agreement.....................................................  28
7.3  Governing Law........................................................  28
7.4  Termination..........................................................  28
7.5  Notices..............................................................  28
7.6  Counterparts.........................................................  29
7.7  Binding Effect; Assignment...........................................  29
7.8  Severability.........................................................  29
7.9  Failure or Indulgence Not Waiver; Remedies Cumulative................  30
7.10 Amendment............................................................  30
7.11 Authority............................................................  30
7.12 Interpretation.......................................................  30
7.13 Conflicting Agreements...............................................  30
7.14 Subsidiaries.........................................................  30

                                    EXHIBITS

Exhibit A   Certificate of Secretary of TSAI
Exhibit B   Certificate of Secretary of Insession
Exhibit C   General Assignment and Assumption Agreement
Exhibit D   Employee Matters Agreement
Exhibit E   Tax Sharing Agreement
Exhibit F   Master Transitional Services Agreement
Exhibit G   Real Estate Matters Agreement
Exhibit H   Master Confidential Disclosure Agreement
Exhibit I   Indemnification and Insurance Matters Agreement
Exhibit J   Registration Rights Agreement
Exhibit K   NET24 Sales Agency Agreement
Exhibit L   Finder's Fee Agreement

                  MASTER SEPARATION AND DISTRIBUTION AGREEMENT

     This Master Separation and Distribution Agreement ("Agreement") is made as of ________________, 2000, by and between Transaction Systems Architects, Inc. ("TSAI"), a Delaware corporation, and Insession Technologies, Inc. ("Insession"), a Delaware corporation. TSAI and Insession are referred to collectively in this Agreement as the "Parties."

                             Preliminary Statements

     A. TSAI, through a wholly owned subsidiary, currently owns all of the issued and outstanding Insession Common Stock (defined below).

     B. TSAI offers, among other things, electronic business infrastructure software and services (the "Insession Business"), as more particularly described in the IPO Registration Statement (defined below).

     C. The Boards of Directors of TSAI and Insession have each determined that it would be appropriate and desirable for TSAI and its Subsidiaries (as defined in Article 1) to contribute and transfer to Insession, and for Insession to receive and assume, directly or indirectly, assets and liabilities currently held by TSAI and its Subsidiaries and associated with the Insession Business (the "Separation").

     D. TSAI and Insession currently contemplate that, following the contribution of assets and assumption of liabilities, Insession will make an initial public offering ("IPO") of an amount of its common stock, par value $0.01 per share ("Insession Common Stock"), pursuant to a registration statement on Form S-1 pursuant to the Securities Act of 1933, as amended (the "IPO Registration Statement"), that will reduce TSAI's ownership of Insession after the IPO to not less than 80.1%.

     E. TSAI currently contemplates that, several months following such IPO, TSAI will distribute, pro rata, to the holders of its common stock all of the shares of Insession Common Stock owned by TSAI (the "Distribution").

     F. TSAI and Insession intend that the Separation and the Distribution will qualify as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement is intended to be, and is hereby adopted as, a plan of reorganization under
Section 368 of the Code.

     G. The Parties intend in this Agreement, including the Exhibits and Schedules attached to this Agreement, to set forth the principal arrangements between them regarding the Separation.

                                   Agreement

     The Parties, intending to be legally bound, agree as follows:

1.   Definitions.

     "AAA" has the meaning provided in Section 6.9.

     "Active Trade or Business" means, for the purposes of Section 6.1, the active conduct of the trade or business (as defined in Section 355(b)(2) of the Code) conducted by Insession immediately prior to the Distribution Date.

     "Affiliated Company" of any Person means any entity that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

     "Agreement" has the meaning provided in the Preliminary Statements.

     "Ancillary Agreements" has the meaning provided in Section 3.1.

     "Assignment Agreement" has the meaning provided in Section 3.1.

     "B&M" has the meaning provided in Section 2.2 provided that at the request of either party another law firm mutually agreeable to the parties shall be substituted for B&M.

     "Change of Control" with respect to any Person means the occurrence of any of the following events:

               (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than TSAI or any Subsidiary of TSAI is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of such Person representing 50% or more of the total voting power represented by such Person's then outstanding voting securities; or

               (ii) A change in the composition of the Board of Directors of such Person occurring within a two-year period as a result of which fewer than a majority of the directors are Incumbent Directors except in connection with the Distribution; or

               (iii) The consummation of (A) a merger or consolidation of such Person with any other corporation, other than a merger or consolidation which would result in the voting securities of such Person outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls such surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of such Person, such surviving entity or the entity that controls such Person or such surviving entity outstanding immediately after such merger or consolidation, (B) the sale or disposition by such Person of all or substantially all such Person's assets, other than a sale or disposition to any company where such Person owns, directly or indirectly, at least 70% of the outstanding voting securities of such company after any such sale or disposition, or (C) a statutory exchange in which another entity acquires securities of such Person representing 50% or more of the total voting power represented by such Person's outstanding voting securities; or

               (iv) The shareholders of such Person approve a plan of complete liquidation of such Person.

     "Code" has the meaning provided in the Preliminary Statements.

     "Commission" has the meaning provided in Section 4.1(a).

     "Dispute" has the meaning provided in Section 6.9.

     "Dispute Resolution Commencement Date" has the meaning provided in Section 6.9.

     "Distribution" has the meaning provided in the Preliminary Statements.

     "Distribution Agent" has the meaning provided in Section 5.1

     "Distribution Date" has the meaning provided in Section 5.1.

     "Exchange Act" has the meaning provided in Section 4.1(a).

     "Governmental Approvals" means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

     "Governmental Authority" means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

     "Incumbent Directors" means directors who either (A) are directors of such Person as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes (either by a specific vote or by approval of the proxy statement of such Person in which such person is named as a nominee for election as a director without objection to such nomination) of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of such Person);

     "Information" means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

     "IPO" has the meaning provided in the Preliminary Statements.

     "IPO Registration Statement" has the meaning provided in the Preliminary Statements.

     "Insession" has the meaning provided in the introductory paragraph to the Agreement.

     "Insession Assets" has the meaning provided in Section 1.2 of the Assignment Agreement.

     "Insession Business" has the meaning provided in the Preliminary
Statements.

     "Insession Common Stock" has the meaning provided in the Preliminary Statements.

     "Insession Group" means Insession, each Subsidiary and Affiliated Company of Insession upon the Separation Date and each Person that becomes a Subsidiary or Affiliated Company of Insession after the Separation Date.

     "Insession Stock Option" has the meaning provided in Section 4.4.

     "Insession's Auditors" means Insession's independent certified public accountants.

     "IRS" means Internal Revenue Service of the U.S. Department of Treasury or any successor agency.

     "IRS Ruling" has the meaning provided in Section 5.4(a).

     "Issuance Event" has the meaning provided in Section 4.4.

     "Issuance Event Date" has the meaning provided in Section 4.4.

     "Market Price" of any shares of Insession Common Stock on any date means
(a) the average of the last sale price of such shares on each of the five trading days immediately preceding such date on the Nasdaq Stock Market's National Market or, if such shares are not listed on such market, on the principal national securities exchange or automated interdealer quotation system on which such shares are traded or (b) if such sale prices are unavailable or such shares are not so traded, the value of such shares on such date determined in accordance with agreed-upon procedures reasonably satisfactory to Insession and TSAI.

     "Nasdaq" has the meaning provided in Section 4.1(c).

     "Parties" has the meaning provided in the introductory paragraph to this Agreement.

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     "Pre-Distribution Period" means the period of time from the date of this Agreement until the completion of the Distribution.

     "Proposed Acquisition Transaction" means a transaction or series of transactions as defined in Section 355(e) of the Code and regulations promulgated thereunder as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from Insession or one or more holders of outstanding shares of Insession Common Stock, a number of shares of Insession Common Stock that would comprise 50% or more of (i) the value of all outstanding shares of Insession Common Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of Insession Common Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.

     "Record Date" means the close of business on the date to be determined by the Board of Directors of TSAI as the record date for determining the stockholders of TSAI entitled to receive shares of Insession Common Stock in the Distribution.

     "Representation Date" means any date on which Insession makes any representation (i) to the IRS or to counsel selected by TSAI for the purpose of obtaining a Subsequent Tax Opinion/Ruling, or (ii) to TSAI for the purpose of any determination required to be made by TSAI pursuant to Section 6.1.

     "Representation Letters" means the representation letters and any other materials (including, without limitation, the ruling request and the related supplemental submissions to the IRS) delivered or deliverable by TSAI and others in connection with the rendering of an opinion in connection with the Distribution and the issuance by the IRS of the Ruling described in Section 5.4(a), which to the extent related to Insession shall be in form and substance reasonably satisfactory to TSAI.

     "Separation" has the meaning provided in the Preliminary Statements.

     "Separation Date" means the date and time of the Closing of the IPO.

     "Stock Option Notice" has the meaning provided in Section 4.4.

     "Subsequent Tax Opinion/Ruling" means either (i) an opinion of counsel selected by TSAI, in its sole and absolute discretion, confirming, in form and substance reasonably satisfactory to TSAI, that, as a consequence of the consummation of a subsequent transaction, no income, gain, or loss for the United States federal income tax purposes will be recognized by TSAI, the stockholders or former stockholders of TSAI, or any Affiliated Company with respect to the Distribution, or (ii) an IRS private letter ruling to the same effect.

     "Subsidiary" of any Person means a corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

     "Tax Control" means the definition of "control" provided in Section 368(c) of the Code (or in any successor statute or provision) , as such definition may from time to time be amended.

     "Tax-Free Status of the Distribution" means the non-recognition of taxable gain or loss for United States federal income tax purposes to TSAI, its Affiliated Companies and its stockholders in connection with the Distribution.

     "TSAI" has the meaning provided in the introductory paragraph to this Agreement.

     "TSAI Common Stock" means the shares of Class A Common Stock of TSAI, par value $0.005 per share.

     "TSAI Group" means TSAI, each Subsidiary and Affiliated Company of TSAI (other than any member of the Insession Group) upon the Separation Date and each Person that becomes a Subsidiary or Affiliate Company of TSAI after the Separation Date.

     "TSAI's Auditors" means TSAI's independent certified public accountants.

     "Underwriters" has the meaning provided in Section 4.1(a).

     "Underwriting Agreement" has the meaning provided in Section 4.1(a).

     "Value" means with respect to any trade or business (or portion thereof), the fair market value of the assets constituting such trade or business, less the current liabilities associated with such trade or business, in each case determined as of the date of such liquidation, disposition or discontinuance as contemplated by the provisions of Section 6.1.

2.   Separation.

     2.1 Separation Date. Unless otherwise provided in this Agreement, or in any agreement to be executed in connection with this Agreement, the effective time and date of each transfer of property, assumption of liability, license, undertaking, or agreement in connection with the Separation shall be the Separation Date.

     2.2 Closing of Transactions. Unless otherwise provided herein, the closing of the transactions contemplated in Article 2 shall occur by the lodging of each of the executed instruments of transfer, assumptions of liability, undertakings, agreements, instruments or other documents executed or to be executed with Baker & McKenzie ("B&M"), One Prudential Plaza,

130 East Randolph Drive, Chicago, Illinois 60601, to be held in escrow for delivery as provided in Section 2.3.

     2.3 Exchange of Secretary's Certificates. Upon receipt of a certificate of the Secretary or an Assistant Secretary of TSAI in the form attached to this Agreement as Exhibit A, B&M shall deliver to Insession on behalf of TSAI all of the items required to be delivered by TSAI hereunder pursuant to Section 3.1 and each such item shall be deemed to be delivered to Insession as of the Separation Date upon delivery of such certificate. Upon receipt of a certificate of the Secretary or an Assistant Secretary of Insession in the form attached to this Agreement as Exhibit B, B&M shall deliver to TSAI on behalf of Insession all of the items required to be delivered by Insession pursuant to Section 3.2 and each such item shall be deemed to be delivered to TSAI as of the Separation Date upon receipt of such certificate.

3.   Documents and Items to be Delivered on the Separation Date.

     3.1 Documents to Be Delivered by TSAI. On the Separation Date TSAI will deliver, or will cause its appropriate Subsidiaries to deliver, to Insession all of the following items and agreements (collectively, together with all agreements and documents contemplated by such agreements, the "Ancillary Agreements"):

          (a) A duly executed General Assignment and Assumption Agreement (the "Assignment Agreement") substantially in the form attached hereto as Exhibit C;

          (b) A duly executed Employee Matters Agreement substantially in the form attached hereto as Exhibit D;

          (c) A duly executed Tax Sharing Agreement substantially in the form attached hereto as Exhibit E;

          (d) A duly executed Master Transitional Services Agreement substantially in the form attached hereto as Exhibit F;

          (e) A duly executed Real Estate Matters Agreement substantially in the form attached hereto as Exhibit G;

          (f) A duly executed Master Confidential Disclosure Agreement substantially in the form attached hereto as Exhibit H;

          (g) A duly executed Indemnification and Insurance Matters Agreement substantially in the form attached hereto as Exhibit I;

          (h) A duly executed Registration Rights Agreement substantially in the form attached hereto as Exhibit J;

          (i) A duly executed NET24 Sales Agency Agreement substantially in the form attached hereto as Exhibit K;

          (j) A duly executed Finder's Fee Agreement substantially in the form attached hereto as Exhibit L;

          (k) Resignations of each Person who is an officer of Insession or an officer or director of any of its Subsidiaries, immediately prior to the Separation Date, and who will not be employees of Insession from and after the Separation Date;

          (l) Such other agreements, documents or instruments as the Parties may agree are necessary or desirable in order to achieve the purposes of this Agreement.

     3.2 Documents to Be Delivered by Insession. As of the Separation Date, Insession will deliver to TSAI all of the following:

          (a) In each case where Insession is a party to any agreement or instrument referred to in Section 3.1, a duly executed counterpart of such agreement or instrument; and

          (b) Resignations of each person who is an officer or director of TSAI or its Subsidiaries immediately prior to the Separation Date, and who will be an employee of Insession from and after the Separation Date.

4.   The IPO, Actions Pending the IPO and Option Grant.

     4.1  Transactions Prior to the IPO.  Subject to the conditions specified in
Section 4.3, TSAI and Insession shall use their reasonable commercial efforts to consummate the IPO. Such efforts shall include, but not necessarily be limited to, those specified in this Section 4.1

          (a) Registration Statement. Insession shall file the IPO Registration Statement, and such amendments or supplements thereto as may be necessary in order to cause the same to become and remain effective as required by law or by the managing underwriters for the IPO (the "Underwriters"), including, but not limited to, filing such amendments to the IPO Registration Statement as may be required by the underwriting agreement to be entered into between Insession and the Underwriters (the "Underwriting Agreement"), the Securities and Exchange Commission (the "Commission") or federal, state or foreign securities laws.
TSAI and Insession shall also cooperate in preparing, filing with the Commission and causing to become effective a registration statement registering the Insession Common Stock under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and any registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the IPO, the Separation, the Distribution or the other transactions contemplated by this Agreement.

          (b) Underwriting Agreement. Insession shall enter into the Underwriting Agreement, in form and substance reasonably satisfactory to Insession, and shall comply with its obligations thereunder.

          (c) Nasdaq Listing. Insession shall prepare, file and use reasonable commercial efforts to seek to make effective, an application for listing of the Insession Common Stock issued in the IPO on the Nasdaq National Market ("Nasdaq"), subject to declaration of effectiveness of the designation of the Insession Common Stock as Nasdaq national market securities.

          (d) Blue Sky. Insession shall prepare, file, and use reasonable commercial efforts to make effective any required filings with regard to state securities and blue sky laws of the United States and any comparable laws of any applicable foreign jurisdiction.

     4.2 Cooperation. Insession shall consult with, and cooperate in all respects with, TSAI in connection with the pricing of the Insession Common Stock to be offered in the IPO and shall, at TSAI's direction, promptly take any and all actions necessary or desirable to consummate the IPO as contemplated by the IPO Registration Statement and the Underwriting Agreement.

     4.3 Conditions Precedent to Consummation of the IPO. The obligations of the Parties to consummate the IPO shall be conditioned on the satisfaction of the following conditions:

          (a) Registration Statement. The IPO Registration Statement shall have been filed and declared effective by the Commission, and there shall be no stop-order in effect with respect thereto.

          (b) Blue Sky. The actions and filings with regard to state securities and blue sky laws of the United States (and any comparable laws of any applicable foreign jurisdictions) shall have been taken and, where applicable, have become effective or been accepted.

          (c) Nasdaq Listing. The Insession Common Stock to be issued in the IPO shall have been accepted for listing on the Nasdaq and designated as national market securities.

          (d) Underwriting Agreement. Insession shall have entered into the Underwriting Agreement and all conditions to the obligations of Insession and the Underwriters shall have been satisfied or waived.

          (e) Common Stock Ownership. TSAI shall be satisfied in its sole discretion that it will own at least 80.1% of the Insession Common Stock following the IPO. All other conditions to permit the Distribution to qualify as a tax-free distribution to TSAI, Insession and TSAI's stockholders shall, to the extent applicable as of the time of the IPO, be satisfied. There shall be no event or condition that is likely to cause any of such conditions not to be satisfied as of the time of the Distribution or thereafter.

          (f) No Legal Restraints. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation or the IPO or any of the other transactions contemplated by this Agreement shall be in effect.

          (g) Other Actions. Such other actions as the Parties may, based upon the advice of counsel, reasonably request to be taken prior to the IPO in order to assure the successful completion of the IPO shall have been taken.

          (h) No Termination.  This Agreement shall not have been terminated.

     4.4. Option Grant.

          (a) Grant of Option. Insession grants to TSAI, on the terms and conditions set forth in this Section 4.4, a continuing right (the "Insession Stock Option") to purchase from Insession, at the times set forth in this Section, such number of shares of Insession Common Stock as is necessary to allow TSAI to maintain Tax Control of Insession. The exercise price for the shares of Insession Common Stock purchased pursuant to the Insession Stock Option shall be the Market Price of the Insession Common Stock as of the date of first delivery of notice of exercise of the Insession Stock Option by TSAI to Insession.

          (b) Exceptions to Grant. The provisions of Section 4.4(a) notwithstanding, the Insession Stock Option granted pursuant to Section 4.4 shall not apply and shall not be exercisable in connection with the issuance by Insession of any shares of Insession Common Stock pursuant to any stock option or other executive or employee benefit or compensation plan maintained by Insession, so long as, from and after the date of this Agreement and prior to the issuance of such shares, Insession has repurchased from shareholders and not subsequently reissued a number of shares equal or greater to the number of shares to be issued in any such issuance.

          (c) Notice by Insession. At least 15 business days prior to (i) the issuance of any shares of Insession Common Stock (other than in connection with the IPO, including the full exercise of all underwriters' over-allotment options granted in connection with the IPO) or (ii) the first date on which any event could occur that, in the absence of a full or partial exercise of the Insession Stock Option, would result in TSAI not having Tax Control of Insession, Insession will notify TSAI in writing (a "Stock Option Notice") of any plans it has to issue such shares or the date on which such event could first occur. Each Stock Option Notice must specify the date on which Insession intends to issue such additional shares or on which such event could first occur (such issuance or event being referred to herein as an "Issuance Event" and the date of such issuance or event as an "Issuance Event Date"), the number of shares Insession intends to issue or may issue and the other terms and conditions of such Issuance Event.

          (d) Option Exercise and Payment. The Insession Stock Option may be exercised by TSAI for a number of shares equal to or less than the number of shares that are necessary for the TSAI to maintain Tax Control of Insession.
The option may be exercised at
any time after receipt of a Stock Option Notice and prior to the applicable Issuance Event Date by the delivery to Insession of a written notice to such effect specifying (i) the number of shares of Insession Common Stock to be purchased by TSAI and (ii) a calculation of the exercise price for such shares. Upon any such exercise of the Insession Stock Option, Insession will, prior to the applicable Issuance Event Date, deliver to TSAI, against payment therefore, certificates (issued in the name of TSAI) representing the shares of Insession Common Stock, being purchased upon such exercise. Payment for such shares shall be made by wire transfer or intrabank transfer of immediately-available funds to such account as shall be specified by Insession, for the full purchase price for such shares.

          (e) Effect of Failure to Exercise. Except as provided in Section 4.4(f), any failure by TSAI to exercise its Insession Stock Option, or any exercise for less than all shares purchasable under the Insession Stock Option, in connection with any particular Issuance Event shall not affect TSAI's right to exercise the Insession Stock Option in connection with any subsequent Issuance Event.

          (f) Termination of Option. The Insession Stock Option shall terminate upon the earlier of (i) the Distribution Date and (ii) the occurrence of any Issuance Event that, after considering TSAI's response thereto and to any other Issuance Events, results in TSAI owning, in the aggregate, less than 45% of the total combined voting power of all classes of Insession Voting Stock, other than any Issuance Event in violation of this Agreement.

5.   The Distribution.

     5.1  The Distribution.

          (a) Delivery of Shares for Distribution. Subject to Section 5.4, on or prior to the date the Distribution is effective (the "Distribution Date"), TSAI will deliver to the distribution agent (the "Distribution Agent") to be appointed by TSAI to distribute to the stockholders of TSAI the shares of Insession Common Stock held by TSAI pursuant to the Distribution for the benefit of holders of record of TSAI Common Stock on the Record Date, a single stock certificate, endorsed by TSAI, representing all of the outstanding shares of Insession Common Stock then owned by TSAI, and shall cause the transfer agent for the shares of TSAI Common Stock to instruct the Distribution Agent to distribute on the Distribution Date the appropriate number of such shares of Insession Common Stock to each such holder or designated transferee or transferees of such holder.

          (b) Shares Received. Subject to Sections 5.4 and 5.5, each holder of TSAI Common Stock on the Record Date (or such holder's designated transferee or transferees) will be entitled to receive in the Distribution a number of shares of Insession Common Stock equal to the product of (i) the number of shares of Insession Common Stock beneficially owned by TSAI on the Record Date multiplied by (ii) a fraction the numerator of which is the number of shares of TSAI Common Stock beneficially owned by such holder on the Record Date and the denominator of which is the number of shares of TSAI Common Stock outstanding on the Record Date.

          (c) Obligation to Provide Information. Insession and TSAI, as the case may be, will provide to the Distribution Agent all share certificates and any information required in order to complete the Distribution on the basis specified above.

     5.2  Actions Prior to the Distribution.

          (a) Information Statement. TSAI and Insession shall prepare and mail, prior to the Distribution Date, to the holders of common stock of TSAI, such information concerning Insession and the Distribution and such other matters as TSAI shall reasonably determine are necessary and as may be required by law. TSAI and Insession will prepare, and Insession will, to the extent required under applicable law, file with the Commission any such documentation which TSAI and Insession determine is necessary or desirable to effectuate the Distribution, and TSAI and Insession shall each use its reasonable commercial efforts to obtain all necessary approvals from the Commission with respect to the Distribution as soon as practicable.

          (b) Blue Sky. TSAI and Insession shall take all such actions as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Distribution.

          (c) Nasdaq Listing. Insession shall prepare and file, and shall use its reasonable commercial efforts to have approved, an application for the additional listing of the Insession Common Stock to be distributed in the Distribution on the Nasdaq, subject to declaration of effectiveness of the designation of such Insession Common Stock as Nasdaq national market securities.

          (d) Conditions. TSAI and Insession shall take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 5.4 to be satisfied and to effect the Distribution on the Distribution Date.

     5.3 Sole Discretion of TSAI. TSAI currently intends, following the consummation of the IPO, to complete the Distribution as soon as practicable after obtaining the IRS Ruling. TSAI shall, in its sole and absolute discretion, determine the date of the consummation of the Distribution and all terms of the Distribution, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution. In addition, TSAI may at any time and from time to time until the completion of the Distribution, modify or change the terms of the Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution. Insession shall cooperate with TSAI in all respects to accomplish the Distribution and shall, at TSAI's direction, promptly take any and all actions necessary or desirable to effect the Distribution, including, without limitation, the registration under the Securities Act of the Insession Common Stock on an appropriate registration form or forms to be designated by TSAI. TSAI shall select any investment banker(s) and manager(s) in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and outside counsel for TSAI; provided, however, that nothing herein shall prohibit Insession from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with the Distribution.

     5.4 Conditions Precedent to Distribution. The following are conditions that must take place prior to the consummation of the Distribution. The conditions are for the sole benefit of TSAI and shall not give rise to or create any duty on the part of TSAI or the TSAI Board of Directors to waive or not waive any such condition.

          (a) IRS Ruling. TSAI shall have obtained a private letter ruling ("IRS Ruling") from the IRS in form and substance satisfactory to TSAI (in its sole discretion), and such ruling shall remain in effect as of the Distribution Date, to the effect that (i) the transfer by the TSAI Group to the Insession Group of the property, subject to liabilities, held by TSAI related to the Insession Business, and Insession's assumption of liabilities held by TSAI related to the Insession Business, followed by the distribution by TSAI of all of its Insession stock to the stockholders of TSAI, will qualify as a reorganization under Sections 368(a)(1)(D) and 355 of the Code; (ii) no gain or loss will be recognized by TSAI on its transfer of property related to the Insession Business to Insession; (iii) no gain or loss will be recognized by Insession on its receipt of property related to the Insession Business from TSAI; and (iv) no gain or loss will be recognized by (and no amount will otherwise be included in the income of) the stockholders of TSAI upon their receipt of Insession common stock pursuant to the Distribution;

          (b) Government Approvals. Any material governmental approvals and consents necessary to consummate the Distribution shall have been obtained and be in full force and effect;

          (c) No Legal Restraints. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect and no other event outside the control of TSAI shall have occurred or failed to occur that prevents the consummation of the Distribution; and

          (d) No Material Adverse Effect. No other events or developments shall have occurred subsequent to the Separation Date that, in the judgment of the Board of Directors of TSAI, would result in the Distribution having a material adverse effect on TSAI or on the stockholders of TSAI.

     5.5 Fractional Shares. As soon as practicable after the Distribution Date, TSAI shall direct the Distribution Agent to determine the number of whole shares and fractional shares of Insession Common Stock allocable to each holder of record or beneficial owner of common stock of TSAI as of the Record Date, to aggregate all such fractional shares and, subject to applicable securities laws, sell the whole shares obtained thereby at the direction of TSAI, in open market transactions, at then prevailing trading prices, and to cause to be distributed to each such holder or for the benefit of each such beneficial owner to which a fractional share shall be allocable such holder's or owner's ratable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale. TSAI and the Distribution Agent shall use their reasonable commercial efforts to aggregate the shares of common stock of TSAI that may be held by any beneficial owner thereof through more than one account in determining the fractional share allocable to such beneficial owner.

6.   Covenants and Other Matters.

     6.1 Covenants to Preserve Tax-free Status of the Distribution. The Parties represent and warrant to, and covenant and agree with, each other as follows:

          (a) Restrictions on Insession During Pre-Distribution Period. Insession shall not take any action (such action to include, if relevant, the issuance of Insession Common Stock upon the exercise by the holders thereof of all options or convertible securities issued by Insession) during the Pre-Distribution Period if, as a result of taking such action, Insession would issue a number of shares of Insession Common Stock (including by way of the exercise of stock options or the issuance of restricted stock) that would cause TSAI to cease to have Tax Control of Insession, unless prior to the consummation of such transaction TSAI has determined, in its sole and absolute discretion, that such transaction would not jeopardize the Tax-Free Status of the Distribution. Notwithstanding the foregoing provisions of this Section 6.1(a), Insession shall be permitted to issue stock options and restricted stock awards to its employees so long as (i) Insession repurchases sufficient shares of issued and outstanding Insession Common Stock on or prior to the date such options are exercisable or restricted stock is vested (or deemed vested) to insure that, assuming the exercise of all exercisable options and vesting of such restricted stock, TSAI would not cease to have Tax Control of Insession and (ii) Insession provides TSAI with prior written notification of the procedures by which Insession intends to comply with its obligation described in clause (i) above and TSAI approves of such procedures (which approval shall not be unreasonably withheld). All of the restrictions on Insession contained in this Section 6.1 shall apply to Insession during the Pre Distribution Period as well as the other periods specified in this Section 6.1.

          (b) Proposed Acquisition Transactions. Until the first day after the two-year anniversary of the Distribution Date, Insession shall not enter into any Proposed Acquisition Transaction or, to the extent Insession has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur unless prior to the consummation of such Proposed Acquisition Transaction TSAI has determined, in its sole and absolute discretion, that such Proposed Acquisition Transaction would not jeopardize the Tax-Free Status of the Distribution.

          (c) Continuation of Active Trade or Business. Until the first day after the two-year anniversary of the Distribution Date:

               (i) Insession shall continue to conduct the Active Trade or Business.

               (ii) Subject to clause (c)(iii) below, Insession shall not (A) liquidate, dispose of, or otherwise discontinue the conduct of any portion of the Active Trade or Business with a Value in excess of one million dollars or (B) dispose of any business or assets that would cause Insession to be operated in a manner inconsistent in any material respect with the business purposes for the Distribution as set forth in the Representation Letters and IRS Ruling described in Section 5.4(a), in each case unless TSAI has determined, in its sole and absolute discretion, that such liquidation, disposition, or discontinuance would not jeopardize the Tax-Free Status of the Distribution.

               (iii) Insession shall not under any circumstances liquidate, dispose of, or otherwise discontinue the conduct of any portion of the Active Trade or Business if such liquidation, disposition or discontinuance would breach Section 6.1(d). Insession shall continue the active conduct of the Active Trade or Business primarily through officers and employees of Insession or its Subsidiaries (and not primarily through independent contractors) who are not also officers or employees of TSAI or of any TSAI Affiliates. Notwithstanding the foregoing:

                    (A) except with respect to any corporation or other entity the status of which as the direct owner of an active trade or business is material to the Tax-Free Status of the Distribution, liquidations of any of Insession's Subsidiaries into Insession or one or more Subsidiaries directly or indirectly controlled by Insession shall not be deemed to breach this Section 6.1(c); and

                    (B) Insession shall not be prohibited from liquidating, disposing of or otherwise discontinuing the conduct of one or more trades or businesses that constituted part of the Active Trade or Business, or any portion thereof, provided that, in the case of this clause (B), the aggregate Value of such trades or businesses, or portions thereof, so liquidated, disposed of or discontinued shall not exceed one million dollars. For purposes of the preceding sentence and Section 6.1 (c)(ii) above, asset retirements, sale-leaseback arrangements and a discontinuance of product lines within a trade or business shall not be deemed a liquidation, disposition or discontinuance of a trade or business or portion thereof if the active conduct of such trade or business is continued.

               (iv) Solely for purposes of this Section 6.1(c), Insession shall not be treated as directly or indirectly controlling a Subsidiary unless Insession owns, directly or indirectly, shares of capital stock of such Subsidiary constituting Tax Control.

          (d)  Continuity of Business.

               (i) Until the first day after the two-year anniversary of the Distribution Date, (A) Insession shall not voluntarily dissolve or liquidate, and (B) neither Insession nor any Subsidiaries directly or indirectly controlled by Insession shall sell, transfer, or otherwise dispose of or agree to dispose of assets (including, for such purpose, any shares of capital stock of such Subsidiaries) that, in the aggregate, constitute more than (x) 60% of the gross assets of Insession or (y) 60% of the consolidated gross assets of Insession and such Subsidiaries, unless prior to the consummation of such transaction TSAI has determined, in its sole and absolute discretion, that such transaction would not jeopardize the Tax-Free Status of the Distribution. The amount of gross assets of Insession and such Subsidiaries shall be based on the fair market value of each such asset as of the applicable Distribution Date.

               (ii) Sales, transfers or other dispositions by Insession or any of its Subsidiaries to Insession or one or more Subsidiaries directly or indirectly controlled by Insession shall not be included in any determinations under this Section 6.1(d) of whether such 60% or more of the gross assets of Insession or 60% of the consolidated gross assets of Insession and such Subsidiaries have been sold, transferred or otherwise disposed of.

               (iii) Solely for purposes of this Section 6.1(d), Insession shall not be treated as directly or indirectly controlling a Subsidiary unless Insession owns, directly or indirectly, shares of capital stock of such Subsidiary constituting Tax Control.

          (e) Intercompany Indebtedness. From the Distribution until the first day after the two-year anniversary of the Distribution Date, Insession shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or allow to exist any indebtedness with TSAI or any TSAI Affiliate, other than indebtedness in the ordinary course of business or hereunder or under any Ancillary Agreement.

          (f) Miscellaneous Actions. Until the first day after the two-year anniversary of the Distribution Date, Insession shall not take, or permit any of its Subsidiaries to enter into any transaction or series of transactions involving a corporate acquisition or divestiture or sale or purchase of its capital stock or capital stock derivatives or agree to enter into any such transactions or substantially similar transactions that to the knowledge of Insession would be reasonably likely to jeopardize the Tax Free Status of the Distribution, including any transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters, unless prior to the consummation of such action or transaction TSAI has determined, in its sole discretion based on the advice of its outside tax advisers, that such transaction would not jeopardize the Tax-Free Status of the Distribution. Notwithstanding the foregoing, if and to the extent that any transaction is described in and permitted pursuant to Sections 6.1(h), (i), and (j) such transaction shall not be prohibited by this Section 6.1(f).

          (g) Permitted Actions and Transactions. Notwithstanding the foregoing, the provisions of Section 6.1 shall not prohibit Insession from implementing any transaction upon which the IRS has granted a favorable ruling in, or which is described in reasonable detail in, any private letter ruling granted to TSAI or Insession by the IRS.

          (h) Notice of Subsequent Insession Actions. Each of Insession and TSAI shall furnish the other with a copy of any ruling requests or other documents delivered to the IRS that relates to the Distribution or that could otherwise be reasonably expected to have an effect on the Tax-Free Status of the Distribution.

          (i) Specific Cooperation Obligations.

               (i) Each of Insession and TSAI shall cooperate with the other and shall take (or refrain from taking) all such actions as the other may reasonably request in connection with obtaining any TSAI determination referred to in Section 6.1. Such cooperation shall include, without limitation, providing any information and/or representations reasonably requested by the other to enable either party (or counsel for such party) to obtain and maintain any Subsequent Tax Opinion/Ruling that would permit any action described in Section 6.1 to be taken by Insession or an Affiliated Company of Insession. From and after any Representation Date in connection with obtaining any such determination or the receipt of a Subsequent Tax Opinion/Ruling and until the first day after the two-year anniversary of the date of such determination or receipt, neither Party shall take (nor shall it refrain from taking) any action that would have caused such representation to be untrue unless the other Party has determined, in its sole and absolute discretion, that such action would not jeopardize the Tax-Free Status of the Distribution.

               (ii) If Insession notifies TSAI that it desires to take one of the actions described in Section 6.1 and TSAI concludes that such action might jeopardize the Tax-Free Status of the Distribution, TSAI shall, at the request of Insession, elect either to (i) use all commercially reasonable efforts to obtain a Subsequent Tax Opinion/Ruling that would permit Insession to take the specified action, and Insession shall cooperate in connection with such efforts, or (ii) provide all reasonable cooperation to INSESSION in connection with Insession obtaining such a Subsequent Tax Opinion/Ruling in form and substance reasonably satisfactory to TSAI; provided, however, that the reasonable out-of-pocket costs and expenses incurred by TSAI or Insession of obtaining any such Subsequent Tax Opinion/Ruling shall be borne by Insession.

               (iii) If TSAI, at any time prior to the Distribution Date, ceases to own Insession Common Stock constituting Tax Control and such failure was not caused by (A) any breach by Insession of any of its representations, warranties, covenants or other agreements made pursuant to this Agreement or otherwise, or (B) the failure of TSAI to acquire additional shares of Insession Common Stock under the terms of the Insession Stock Option, Insession shall cooperate with TSAI and shall take (or refrain from taking) all actions as TSAI may reasonably request so as to permit TSAI to regain ownership of Insession Common Stock which constitutes Tax Control and would not jeopardize the Tax-Free Status of the Distribution.

               (iv) If, at any time prior to the Distribution Date, TSAI ceases to own Insession Common Stock constituting Tax Control and such failure was caused by any breach by Insession of any of its representations, warranties, covenants or other agreements made pursuant to this Agreement or otherwise, in addition to any monetary damages or other indemnification obligations owing pursuant to this Agreement, Insession shall promptly take (or refrain from taking) all actions, including, but not limited to, the purchase of Insession Common Stock in the open market, necessary so as to permit TSAI to regain ownership of Insession Common Stock which constitutes Tax Control and would not jeopardize the Tax-Free Status of the Distribution.

          (j) Notice Regarding Certain Actions or Transactions.

               (i) Until all restrictions set forth in Section 6.1 have expired, Insession shall give TSAI written notice of any intention to effect or permit an action or transaction described in Section 6.1 and which is prohibited thereunder at such time within a period of time reasonably sufficient to enable TSAI (A) to make the determination referred to in

     Section 6.1 or (B) to prepare and seek any Subsequent Tax Opinion/
     Ruling in connection with such proposed action or transaction. Each such notice by Insession shall set forth the terms and conditions of the proposed action or transaction, including, without limitation, as applicable, the nature of any related action proposed to be taken by the Board of Directors of Insession, the approximate number of shares of Insession Common Stock proposed to be transferred or issued, the approximate value of Insession's assets (or assets of any of Insession's Subsidiaries) proposed to be transferred, the proposed timetable for such action or transaction, and the number of shares of Insession Common Stock otherwise then owned by the other party to the proposed action or transaction, all with sufficient particularity to enable TSAI to make any such required determination, including information required to prepare and seek a Subsequent Tax Opinion/Ruling in connection with such proposed action or transaction.

               (ii) Within 30 days after TSAI receives such written notice from Insession as required under Section 6.1(j), TSAI shall evaluate such information and notify Insession in writing of (A) such determination or
     (B) of TSAI's intent to seek a Subsequent Tax Opinion/Ruling and the proposed date for submission of the request therefor, which date shall not be more than 45 days after the date TSAI so notifies Insession of TSAI's intent to seek a Subsequent Tax Opinion/Ruling, provided that such 45-day period shall be appropriately extended for any period of noncompliance by Insession with this Section. If TSAI makes a determination that an action or transaction described in Section 6.1 would jeopardize the Tax-Free Status of the Distribution, such notice to Insession shall set forth, in reasonable detail, the reasons therefor. TSAI shall notify Insession promptly, but in any event within two days, after the receipt of a Subsequent Tax Opinion/Ruling.

     6.2 Other Agreements. TSAI and Insession agree to execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements, instruments and other documents as may be necessary or desirable in order to effect the purposes of this Agreement and the Ancillary Agreements.

     6.3 Further Instruments. At the request of Insession, and without further consideration, TSAI will execute and deliver, and will cause its applicable Subsidiaries to execute and deliver, to Insession and its Subsidiaries such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such action as Insession may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Insession and its Subsidiaries and confirm Insession's and its Subsidiaries' title to all of the assets, rights and other things of value contemplated to be transferred to Insession and its Subsidiaries pursuant to this Agreement, the Ancillary Agreements, and any documents referred to therein, to put Insession and its Subsidiaries in actual possession and operating control of the assets relating to the Insession Business and to permit Insession and its Subsidiaries to exercise all rights with respect thereto (including, without limitation, rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained). At the request of TSAI and without further consideration, Insession will execute and deliver, and will cause its applicable Subsidiaries to execute and deliver, to TSAI and its Subsidiaries all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as TSAI may reasonably deem necessary or desirable in order to have Insession fully and unconditionally assume and discharge the liabilities contemplated to be assumed by Insession under this Agreement or any document in connection herewith and to relieve the TSAI Group of any liability or obligation with respect thereto and evidence the same to third parties. Neither TSAI nor Insession shall be obligated, in connection with the foregoing, to expend money other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees. Furthermore, each Party, at the request of the other Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated by this Agreement.

     6.4  Agreement for Exchange of Information.

          (a) Generally. Each of TSAI and Insession agrees to provide, or cause to be provided, to each other, at any time before or after the Distribution Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such Party that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, (iii) to comply with its obligations under this Agreement or any Ancillary Agreement or (iv) in connection with the ongoing businesses of TSAI or Insession, as the case may be; provided, however, that in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

          (b) Internal Accounting Controls; Financial Information. After the Separation Date, (i) each Party shall maintain in effect at its own cost and expense adequate systems and controls for its business to the extent necessary to enable the other Party to satisfy its reporting, accounting, audit and other obligations, and (ii) each Party shall provide, or cause to be provided, to the other Party and its Subsidiaries in such form as such requesting Party shall request, at no charge to the requesting Party, all financial and other data and information as the requesting Party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

          (c) Ownership of Information. Any Information owned by a Party that is provided to a requesting Party pursuant to this Section 6.6 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

          (d) Record Retention. To facilitate the possible exchange of Information pursuant to this Section 6.4 and other provisions of this Agreement after the Distribution Date, each Party agrees to use its reasonable commercial efforts to retain all Information in its respective possession or control on the Distribution Date substantially in accordance with the policies of TSAI as in effect on the Separation Date. However, except as set forth in the Tax Sharing Agreement, at any time after the Distribution Date, each Party may amend its respective record retention policies at such Party's discretion; provided, however, that if a Party desires to effect the amendment within three years after the Distribution Date, the amending Party must give 30 days prior written notice of such change in the policy to the other Party to this Agreement.

          (e) Destruction of Information. No Party will destroy, or permit any of its Subsidiaries to destroy, any Information that exists on the Separation Date (other than Information that is permitted to be destroyed under the current record retention policies of TSAI) and that falls under the categories listed in
Section 6.4(a), without first using its reasonable commercial efforts to notify the other Party of the proposed destruction and giving the other Party the opportunity to take possession of such Information prior to such destruction.

          (f) Limitation of Liability. No Party shall have any liability to any other Party in the event that any Information exchanged or provided pursuant to this Section 6.4 is found to be inaccurate, in the absence of gross negligence or willful misconduct by the Party providing such Information. No Party shall have any liability to any other Party if any Information is destroyed or lost after reasonable commercial efforts by such Party to comply with the provisions of Section 6.4(d).

          (g) Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Section 6.4 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Ancillary Agreement.

          (h) Production of Witnesses; Records; Cooperation. After the Distribution Date, except in the case of a legal or other proceeding by one Party against another Party (which shall be governed by such discovery rules as may be applicable under Section 6.10 or otherwise), each Party hereto shall use its reasonable commercial efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of such Party as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any legal, administrative or other proceeding in which the requesting Party may from time to time be involved, regardless of whether such legal, administrative or other proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

     6.5 Auditors and Audits; Annual and Quarterly Statements and Accounting. Each Party agrees that, for so long as TSAI is required in accordance with United States generally accepted accounting principles to consolidate Insession's results of operations and financial position:

          (a) Selection of Auditors. Insession shall not select a different accounting firm from that used by TSAI to serve as its (and its Subsidiaries') independent certified public accountants ("Insession's Auditors") for purposes of providing an opinion on its consolidated financial statements without TSAI's prior written consent.

          (b) Date of Auditors' Opinion and Quarterly Reviews. Insession shall use its reasonable commercial efforts to enable the Insession Auditors to complete their audit such that they will date their opinion on Insession's audited annual financial statements on the same date that TSAI's independent certified public accountants ("TSAI's Auditors") date their opinion on TSAI's audited annual financial statements, and to enable TSAI to meet its timetable for the printing, filing and public dissemination of TSAI's annual financial statements. Insession shall use its reasonable commercial efforts to enable the Insession Auditors to complete their quarterly review procedures such that they will provide clearance on Insession's quarterly financial statements on the same date that TSAI's Auditors provide clearance on TSAI's quarterly financial statements.

          (c) Annual and Quarterly Financial Statements. Insession shall provide to TSAI on a timely basis all Information that TSAI reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of TSAI's annual and quarterly financial statements. Without limiting the generality of the foregoing, Insession will provide all required financial Information with respect to Insession and its Subsidiaries to Insession's Auditors in a sufficient and reasonable time and in sufficient detail to permit Insession's Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to TSAI's Auditors with respect to financial Information to be included or contained in TSAI's annual and quarterly financial statements. Similarly, TSAI shall provide to Insession on a timely basis all financial Information that Insession reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of Insession's annual and quarterly financial statements. Without limiting the generality of the foregoing, TSAI will provide all required financial Information with respect to TSAI and its Subsidiaries to TSAI's Auditors in a sufficient and reasonable time and in sufficient detail to permit TSAI's Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Insession's Auditors with respect to Information to be included or contained in Insession's annual and quarterly financial statements.

          (d) Identity of Personnel Performing the Annual Audit and Quarterly Reviews. Insession shall authorize Insession's Auditors to make available to TSAI's Auditors both the personnel who performed or will perform the annual audits and quarterly reviews of Insession and work papers related to the annual audits and quarterly reviews of Insession, in all cases within a reasonable time prior to Insession's Auditors' opinion date, so that TSAI's Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Insession's Auditors as it relates to TSAI's Auditors' report on TSAI's financial statements, all within sufficient time to enable TSAI to meet its timetable for the printing, filing and public dissemination of TSAI's annual and quarterly statements. Similarly, TSAI shall authorize TSAI's Auditors to make available to Insession's Auditors both the personnel who performed or will perform the annual audits and quarterly reviews of TSAI and work papers related to the annual audits and quarterly reviews of TSAI, in all cases within a reasonable time prior to TSAI's Auditors' opinion date, so that Insession's Auditors are able to perform the procedures they consider necessary to take responsibility for the work of TSAI's Auditors as it relates to Insession's Auditors' report on Insession's statements, all within sufficient time to enable Insession to meet its timetable for the printing, filing and public dissemination of Insession's annual and quarterly financial statements.

          (e) Access to Books and Records. Insession shall provide TSAI's internal auditors and their designees access to Insession's and its Subsidiaries' books and records so that TSAI may conduct reasonable audits relating to the financial statements provided by Insession pursuant hereto as well as to the internal accounting controls and operations of Insession and its Subsidiaries. TSAI shall provide Insession's internal auditors and their designees access to TSAI's and its Subsidiaries' books and records so that Insession may conduct reasonable audits relating to the financial statements provided by TSAI pursuant hereto as well as to the internal accounting controls and operations of TSAI and its Subsidiaries.

          (f) Conflict with Third-Party Agreements.  Nothing in Sections 6.4 and
6.5 shall require Insession to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that Insession is required under Sections 6.4 and 6.5 to disclose any such Information, Insession shall use all commercially reasonable efforts to seek to obtain such third party's consent to the disclosure of such information.

     6.6 Notice of Change in Accounting Principles. Until the earlier of (i) a Change of Control of TSAI or (ii) the first day after the second anniversary of the Distribution, Insession shall give TSAI as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, or accounting principles from those in effect on the Separation Date and Insession will consult with TSAI and, if requested by TSAI, Insession will consult with TSAI's independent public accountants with respect thereto. Until the earlier of (i) a Change of Control of Insession or (ii) the first day after the second anniversary of the Distribution, TSAI shall give Insession as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, or accounting principles from those in effect on the Separation Date and TSAI will consult with Insession and, if requested by Insession, TSAI will consult with Insession's independent public accountants with respect thereto.

     6.7 Consistency with Past Practices. At all times, TSAI and Insession will conduct the Insession Business before the Separation Date in the ordinary course, consistent with past practices.

     6.8  Payment of Expenses.   Except as otherwise provided in this Agreement,
any of the Ancillary Agreements or any other agreement between the Parties relating to the Separation, the IPO or the Distribution, all costs and expenses of either Party in connection with the Separation, the IPO and the Distribution shall be paid by the Party that incurs such costs and expenses.

          (a) Certain Expenses Relating to the Separation. TSAI shall be responsible for the payment of all costs, fees and expenses relating to the Separation including, but not limited to, the payment of (a) the costs, fees and expenses of all of Insession's financial, legal, accounting and other advisors incurred in connection with the Separation and (b) any out-of-pocket fees, costs and expenses incurred by Insession in connection with the Separation.

          (b) Certain Expenses Relating to the IPO. Insession shall be responsible for the payment of all costs, fees and expenses relating to the IPO, including, but not limited to, the payment of (a) the costs, fees and expenses of all of TSAI's financial, legal, accounting and other advisors incurred in connection with the IPO and (b) any out-of-pocket fees, costs and expenses incurred by TSAI in connection with the IPO. TSAI shall be entitled to receive from the proceeds of the IPO reimbursement of its out-of-pocket expenses attributable to the IPO.

          (c) Certain Expenses Relating to the Distribution. TSAI shall be responsible for the payment of all costs, fees and expenses relating to the Distribution including, but not limited to, the payment of (a) the costs, fees and expenses of all of Insession's financial, legal, accounting and other advisors incurred in connection with the Distribution and (b) any out-of-pocket fees, costs and expenses incurred by Insession in connection with the Distribution.

          (d) Certain Expenses Relating to IRS Ruling. Insession and TSAI shall allocate the responsibility for the payment of all costs, fees and expenses relating to the IRS Ruling including, but not limited to, the payment of (a) the costs, fees and expenses of all of Insession's financial, legal, accounting and other advisors incurred in connection with the IRS Ruling and (b) any out-of-pocket fees, costs and expenses incurred by Insession in connection with the IRS Ruling.

     6.9 Foreign Subsidiaries. TSAI and Insession shall cause each of their foreign subsidiaries to execute such local transfer agreements, assignments, assumptions, novations and other documents as shall be necessary to effect the purposes of this Agreement with respect to their respective operations outside the United States.

     6.10  Dispute Resolution.

          (a) Mediation. If a dispute, controversy or claim ("Dispute") arises between the Parties relating to the interpretation or performance of this Agreement or the Ancillary Agreements, or the grounds for the termination hereof, appropriate senior executives (i.e. at least V.P. level) of each Party who shall have the authority to resolve the matter shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. The initial meeting between the appropriate senior executives shall be referred to herein as the "Dispute Resolution Commencement Date."
Discussions and correspondence relating to trying to resolve such Dispute shall be treated as confidential information developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible.
If the senior executives are unable to resolve the Dispute within 30 days from the Dispute Resolution Commencement Date, and either Party wishes to pursue its rights relating to such Dispute, then the Dispute will be mediated by a mutually acceptable mediator appointed pursuant to the mediation rules of the American Arbitration Association ("AAA") within 30 days after written notice by one party to the other demanding non-binding mediation. Neither Party may unreasonably withhold consent to the selection of a mediator or the location of the mediation. Both Parties will share the costs of the mediation equally, except that each Party shall bear its own costs and expenses, including attorney's fees, witness fees, travel expenses, and preparation costs. The Parties may also agree to replace mediation with some other form of non-binding or binding ADR.

          (b) Arbitration. Any Dispute which the parties cannot resolve through mediation within 90 days of the Dispute Resolution Commencement Date, unless otherwise mutually agreed, shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the AAA, by an arbitrator in Cook County, Illinois. Such arbitrator shall be selected by the mutual agreement of the Parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The arbitrator will be instructed to prepare and deliver a written, reasoned opinion stating his decision within 30 days of the completion of the arbitration. The prevailing Party in such arbitration shall be entitled to expenses, including costs and reasonable attorneys' and other professional fees, incurred in connection with the arbitration (but excluding any costs and fees associated with prior negotiation or mediation). The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction. The use of any ADR procedures will not be construed under the doctrine of laches, waiver or estoppel to adversely affect the rights of either Party.

          (c) Court Action. Any Dispute regarding the following is not required to be negotiated, mediated or arbitrated prior to seeking relief from a court of competent jurisdiction: breach of any obligation of confidentiality; infringement, misappropriation, or misuse of any intellectual property right; any other claim where interim relief from the court is sought to prevent serious and irreparable injury to one of the parties or to others. However, the Parties to the Dispute shall make a good faith effort to negotiate and mediate such Dispute, according to the above procedures, while such court action is pending.

          (d) Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Section 6.9 with respect to all matters not subject to such dispute, controversy or claim.

     6.11 Governmental Approvals. To the extent that the Separation requires any Governmental Approvals, the Parties will use their reasonable commercial efforts to obtain any such Governmental Approvals.

     6.12 No Representation or Warranty. TSAI does not, in this Agreement or any other agreement, instrument or document contemplated by this Agreement, make any representation as to, warranty of or covenant with respect to:

          (a) the value of any asset or thing of value to be transferred to Insession;

          (b) the freedom from encumbrance of any asset or thing of value to be transferred to Insession;

          (c) the absence of defenses or freedom from counterclaims with respect to any claim to be transferred to Insession;

          (d) the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any asset or thing of value upon its execution, deliver and filing; or

          (e) merchantability, or fitness for a particular purpose.

Except as may expressly be set forth herein or in any Ancillary Agreement, all assets to be transferred to Insession shall be transferred "AS IS, WHERE IS" and Insession shall bear the economic and legal risk that any conveyance shall prove to be insufficient to vest in Insession good and marketable title, free and clear of any lien, claim, equity or other encumbrance.

     6.13 Non-Solicitation of Employees. TSAI and Insession each agree not to solicit or recruit, without the other Party's express written consent, the other Party's employees for a period of two years following the Distribution Date. To the extent this prohibition is waived, any recruitment efforts by either TSAI or Insession shall be coordinated with each Party's Vice President of Human Resources or his or her designate and appropriate management. Notwithstanding the foregoing, this prohibition on solicitation does not apply to actions taken by a Party either: (a) solely as a result of an employee's affirmative response to a general recruitment effort carried out through a public solicitation or general solicitation, or (b) as a result of an employee's initiative.

     6.14 Employee Agreements. As used in this Section 6.14, "Employee Agreement" means the Conflicts, Confidential Information and Assignment of Inventions Agreement and corresponding agreements in foreign countries executed by each TSAI employee.

          (a) Survival of TSAI Employee Agreement Obligations and TSAI's Common Law Rights. The TSAI Employee Agreements of all former TSAI employees transferred to Insession as of the Distribution Date shall remain in full force and effect according to their terms; provided, however, that none of the following acts committed by former TSAI employees within the scope of their Insession employment shall constitute a breach of such TSAI Employee Agreements:

               (i) the use or disclosure of Confidential Information (as that term is defined in the former TSAI employee's TSAI Employee Agreement) for or on behalf of Insession, if such disclosure is consistent with the rights granted to Insession and restrictions imposed on Insession under this Agreement, any Ancillary Agreement or any other agreement between the Parties;

               (ii) the disclosure and assignment to Insession of rights in proprietary developments authored or conceived by the former TSAI employee after the Separation Date and resulting from the use of, or based upon intellectual property (whether patented or not) which is transferred to Insession by TSAI;

               (iii) the rendering of any services, directly or indirectly, to Insession to the extent such services are consistent with the assignment or license of rights granted to Insession and the restrictions imposed on Insession under this Agreement, any Ancillary Agreement or any other agreement between the parties; or

               (iv) solicitation of the employees of one Party by the other Party prior to the Distribution Date (so long as such solicitation does not violate Section 6.13). Further, TSAI retains any rights it has under statute or common law with respect to actions by its former employees to the extent such actions are inconsistent with the rights granted to Insession and restrictions imposed on Insession under this Agreement, any Ancillary Agreement or any other agreement between the Parties.

          (b) Assignment, Cooperation for Compliance and Enforcement.

               (i) TSAI retains all rights under the TSAI Employee Agreements of all former TSAI employees necessary to permit TSAI to protect the rights and interests of TSAI, but hereby transfers and assigns to Insession its rights under the TSAI Employee Agreements of all former TSAI employees to the extent required to permit Insession to enjoin, restrain, recover damages from or obtain specific performance of the TSAI Employee Agreements or obtain other remedies against any employee who breaches his/her TSAI Employee Agreement.

               (ii) TSAI and Insession agree, at their own respective cost and expense, to use their reasonable efforts to cooperate as follows:

                    (A)  Insession shall advise TSAI of:

                         (1) any violation(s) of the TSAI Employee Agreement by
               former TSAI employees, and

                         (2) any violation(s) of the Insession Employee
               Agreement which affect TSAI's rights; and

                    (B) TSAI shall advise Insession of any violations of the TSAI Employee Agreement by current or former TSAI employees which affect Insession's rights; provided, however, that the foregoing obligations shall only apply to violations which become known to an attorney within the legal department of the Party obligated to provide notice of such violation.

               (iii) TSAI and Insession each may separately enforce the TSAI Employee Agreements of former TSAI employees to the extent necessary to reasonably protect their respective interests, provided, however, that (i) Insession shall not commence any legal action relating thereto without first consulting with TSAI's General Counsel or his/her designee and (ii) TSAI shall not commence any legal action relating thereto against any former TSAI employee who is at the time an Insession employee without first consulting with Insession's General Counsel or his/her designee. If either

     Party, in seeking to enforce any TSAI Employee Agreement, notifies the other Party that it requires, or desires, such Party to join in such action, then the other Party shall do so. In addition, if either Party commences or becomes a Party to any action to enforce a TSAI Employee Agreement of a former TSAI employee, the other Party shall, whether or not it becomes a party to the action, cooperate with the other Party by making available its files and employees who have information or knowledge relevant to the dispute, subject to appropriate measures to protect the confidentiality of any proprietary or confidential information that may be disclosed in the course of such cooperation or action and subject to any relevant privacy laws and regulations. Any such action shall be conducted at the expense of the Party bringing the action and the parties shall agree on a case by case basis on compensation, if any, of the other Party for the value of the time of such other Party's employees as reasonably required in connection with the action.

               (iv) TSAI and Insession understand and acknowledge that matters relating to the making, performance, enforcement, assignment and termination of employee agreements are typically governed by the laws and regulations of the national, federal, state or local governmental unit where an employee resides, or where an employee's services are rendered, and that such laws and regulations may supersede or limit the applicability or enforceability of this Section 6.14. In such circumstances, TSAI and Insession agree to take action with respect to the employee agreements that best accomplishes the Parties' objectives as set forth in this Section 6.14 and that is consistent with applicable law.

     6.15 Cooperation in Obtaining New Agreements. TSAI understands that, prior to the Separation Date, Insession has derived benefits under certain agreements and relationships between TSAI and third parties, which agreements and relationships are not being assigned or transferred to Insession in connection with the Separation. Upon the request of Insession, TSAI agrees to make introductions of appropriate Insession personnel to TSAI's contacts at such third parties, and agrees to provide reasonable assistance to Insession, at TSAI's own expense, so that Insession may enter into agreements or relationships with such third parties under substantially equivalent terms and conditions, including financial terms and conditions, that apply to TSAI. Such assistance may include, but is not limited to, (i) requesting and encouraging such third parties to enter into such agreements or relationships with Insession, (ii) attending meetings and negotiating sessions in person or by telephone with Insession and such third parties, and (iii) participating in buying consortiums with Insession. TSAI also understands that certain agreements between TSAI and third parties which are being assigned to Insession in connection with the Separation may require the consent of the applicable third party. TSAI shall assist Insession in seeking and obtaining the consent of such third parties to such assignment. The parties expect that the activities contemplated by this
Section 6.15 will be substantially completed by the Distribution Date, but in no event will TSAI have any obligations hereunder after the first anniversary of the Distribution Date.

     6.16 Property Damage to Insession Assets Prior to the Separation Date. In the event of any property damage, other than ordinary wear and tear, to any Insession Assets held by TSAI which occurs prior to the Separation Date, TSAI shall repair or otherwise address such damage in the ordinary course of business consistent with past practices; provided, however, that nothing in this clause shall restrict TSAI from disposing of any Assets in the ordinary course of business consistent with past practices.

     6.17 Use of Supplies and Promotional Materials. Notwithstanding the Separation, Insession may use any promotional materials externally or internally, throughout their useful life in connection with the conduct of the Insession Business and may use any other supplies internally throughout their useful life, to the extent that, as of the Separation Date, they are in use, in inventory or on order provided, however, that on or prior to the Distribution Date, Insession shall use its reasonable efforts to sticker or otherwise cover or remove the name of TSAI or any TSAI Affiliate on promotional materials for external use.

7.   Miscellaneous.

     7.1 Limitation of Liability. IN NO EVENT SHALL ANY MEMBER OF THE TSAI GROUP OR INSESSION GROUP BE LIABLE TO ANY OTHER MEMBER OF THE TSAI GROUP OR INSESSION GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY'S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES AS SET FORTH IN THE INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT.

     7.2 Entire Agreement. This Agreement, the Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

     7.3 Governing Law. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of Delaware, excluding its conflict of law rules. The Delaware state courts and/or the United States District Court for the District of Delaware shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Section 6.9 above.

     7.4 Termination. This Agreement and all Ancillary Agreements may be terminated and the Distribution abandoned at any time prior to the Separation Date by and in the sole discretion of TSAI without the approval of Insession. This Agreement may be terminated at any time after the Separation Date and before the Distribution Date by mutual consent of TSAI and Insession. In the event of termination pursuant to this Section 7.4, no Party shall have any liability of any kind to the other Party.

     7.5 Notices. Notices, offers, requests or other communications required or permitted to be given by either Party pursuant to the terms of this Agreement shall be given in writing to the respective Parties to the following addresses:

     if to TSAI:

     Transaction Systems Architects, Inc.
     224 South 108th Avenue, Suite 7
     Omaha, Nebraska 68154
     Attention:  General Counsel
     Fax:  (_____) ______________

     if to Insession:

     Insession Technologies, Inc.
     907 North Elm Street
     Hinsdale, Illinois  60521
     Attention:  General Counsel
     Fax:  (_____) ______________

or to such other address as the Party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three days from the date of postmark.

     7.6 Counterparts. This Agreement, including the Ancillary Agreement and the Exhibits and Schedules hereto and thereto and the other documents referred to herein or therein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     7.7 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each member of the TSAI Group and each member of the Insession Group.
Neither Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, and any such assignment shall be void; provided, however, either Party may assign this Agreement to a successor entity in conjunction with such Party's reincorporation.

     7.8 Severability. If any term or other provision of this Agreement or the Exhibits or Schedules attached hereto is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

     7.9 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Exhibits or Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     7.10 Amendment. No change or amendment will be made to this Agreement or the Exhibits or Schedules attached to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

     7.11 Authority. Each of the Parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and
(d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

     7.12 Interpretation. The headings contained in this Agreement, in any Exhibit or Schedule and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

     7.13 Conflicting Agreements. In the event of conflict between this Agreement and any Ancillary Agreement or other agreement executed in connection herewith, the provisions of such other agreement shall prevail.

     7.14 Subsidiaries. The Parties shall cause each of their respective Subsidiaries to take any and all actions and execute such instruments and documents as are necessary for the Parties to perform their respective obligations under this Agreement and the Ancillary Agreements.

     The Parties have executed and delivered this Agreement effective as of the date set forth in the first sentence of this Agreement.

                            TRANSACTION SYSTEMS ARCHITECTS, INC.


                            By: ________________________________________
                              Name: ____________________________________
                              Title: ___________________________________

                            INSESSION TECHNOLOGIES, INC.


                            By: ________________________________________
                              Name: ____________________________________
                              Title: ___________________________________

                                   EXHIBIT A

                        CERTIFICATE OF SECRETARY OF TSAI


                            SECRETARY'S CERTIFICATE


     I, ____________________, Secretary of Transaction Systems Architects, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), DO HEREBY CERTIFY that attached hereto are true and correct copies of certain resolutions adopted in a telephone meeting of the Transaction Systems Architects, Inc. Board of Directors on _________, 2000, which resolutions have not been amended, modified, rescinded and remain in full force and effect on the date hereof.

     IN WITNESS WHEREOF, I have hereunder set my hand and affixed the seal of Transaction Systems Architects, Inc. this __________________ day of ___________, 2000.


                              ___________________________________
                              ________________________, Secretary

                                   EXHIBIT B

                     CERTIFICATE OF SECRETARY OF INSESSION


                            SECRETARY'S CERTIFICATE


     I, ____________________, Secretary of Insession Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), DO HEREBY CERTIFY that attached hereto are true and correct copies of certain resolutions adopted in a meeting of the Insession Technologies, Inc. Board of Directors on __________, 2000, which resolutions have not been amended, modified, rescinded and remain in full force and effect on the date hereof.

     IN WITNESS WHEREOF, I have hereunder set my hand and affixed the seal of Insession Technologies, Inc. this __________________ day of ___________, 2000.


                              ___________________________________
                              ________________________, Secretary